UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 18, 2014

Avanir Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15803	33-0314804
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Enterprise, Suite 200, Aliso Viejo, California		92656
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (949) 389-6700

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 19, 2014, Avanir Pharmaceuticals, Inc. (the “Company”) announced that Mark Corrigan, M.D. was appointed a Class III director effective March 18, 2014, to serve until the expiration of his term at the 2016 annual meeting of stockholders. Concurrent with Dr. Corrigan’s appointment, the size of the Board was fixed at seven directors, consisting of two Class I directors, two Class II directors and three Class III directors. In connection with his appointment to the Board of Directors, Dr. Corrigan was also appointed as a member of the Corporate Governance Committee and chairperson of the Science Committee.

Dr. Corrigan currently serves as President and Chief Executive Officer of Zalicus Inc. (formerly known as CombinatoRx, Incorporated), or Zalicus, a public biopharmaceutical company, a position he has held since January 2010. He has also served as a director of Zalicus and its progenitor companies since December 2006. Prior to Zalicus, Dr. Corrigan joined Sepracor, Inc. (now known as Sunovion Pharmaceuticals, Inc.), a pharmaceutical company, in 2003 and served as their Executive Vice President, Research and Development until December 2009. Prior to joining Sepracor, Dr. Corrigan spent 10 years with Pharmacia & Upjohn, a pharmaceutical company acquired by Pfizer, Inc. in 2003, most recently as Group Vice President of Global Clinical Research and Experimental Medicine. Prior to joining the pharmaceutical industry, Dr. Corrigan spent five years in academic research at the University of North Carolina Medical School, focusing on psychoneuroendocrinology. Dr. Corrigan has also been a member of the Board of Directors and audit committee of Cubist Pharmaceuticals, Inc. since June 2008. Dr. Corrigan holds a B.A. and an M.D. from the University of Virginia and subsequently received specialty training in Psychiatry at Cornell and Maine Medical Center.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2014	Avanir Pharmaceuticals, Inc.

	By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Vice President, Finance